Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Markel Corporation:
We consent to the use of our reports dated February 19, 2021 with respect to the consolidated balance sheets of Markel Corporation (the Company) and subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of income (loss) and comprehensive income (loss), changes in equity and cash flow for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020 incorporated by reference herein.
Our report dated February 19, 2021, on the effectiveness of internal control over financial reporting as of December 31, 2020, contains an explanatory paragraph that states management excluded Lansing Building Products, LLC’s internal control over financial reporting from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2020.
/s/ KPMG LLP
Richmond, Virginia
February 19, 2021
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Markel Corporation:
The Administrative Committee
Markel Corporation Retirement Savings Plan:
We consent to the use of our report dated June 19, 2020 with respect to the statement of assets available for benefits of the Markel Corporation Retirement Savings Plan as of December 31, 2019 and 2018, the related statements of changes in assets available for benefits for the years then ended, and the required supplemental schedules incorporated by reference herein.
/s/ KPMG LLP
Richmond, Virginia
February 19, 2021